Exhibit 5.1

GS

Goldfarb Seligman

Law Offices | Established 1930

TEL AVIV	ZURICH	WWW.GOLDFARB.COM
Ampa Tower, 98 Yigal Alon St.	14 Mittelstrasse
Tel Aviv 6789141, Israel	Zurich 8008, Switzerland
Tel +972 (3) 608-9999	Tel +41 (44) 818 08 00
Fax +972 (3) 608-9909	Fax +41 (44) 818 08 01
INFO@GOLDFARB.COM	ZURICH@GOLDFARB.COM

April 21, 2021

MeaTech 3D Ltd.
18 Einstein Street
Ness Ziona 7414001
Israel

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-8 (the “Registration Statement”) to be filed on or about the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), on behalf of MeaTech 3D Ltd. (the “Company”), relating to 10,727,310 of the Company’s Ordinary Shares, no par value (the “Shares”), issuable upon the exercise or conversion of awards granted or to be granted pursuant to the MeaTech 3D Ltd. Option and RSU Allocation Plan (the “Plan”). The Shares may be represented by American Depositary Shares, each of which currently represents ten of the Company’s Ordinary Shares, no par value.

This opinion is being furnished in connection with the requirements of Items 601(b)(5) and (b)(23) of Regulation S-K under the Act, as amended, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the prospectus that is a part of the Registration Statement, other than as expressly stated herein with respect to the issuance of the Shares.

We are members of the Israel Bar and we express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of Israel.

In connection with this opinion, we have examined such corporate records, other documents and such questions of Israeli law as we have considered necessary or appropriate for the purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all copies submitted to us, the authenticity of the originals of such copies, the due constitution of the Company’s board of directors and, as to matters of fact, the accuracy of all statements and representations made by the directors and officers of the Company. We have also assumed that each individual grant under the Plan that will be made after the date hereof will be duly authorized by all necessary corporate action.

Based on the foregoing and subject to the limitations, qualifications and assumptions stated herein, we advise you that, in our opinion, the Shares have been duly authorized and when, and if, paid for and issued in accordance with the terms of the Plans will be validly issued, fully paid and non-assessable.

This opinion is rendered as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.

Very truly yours,

/s/ Goldfarb Seligman & Co.
Goldfarb Seligman & Co.